                                                                  EXHIBIT 99.4

                      TECMAR TECHNOLOGIES INTERNATIONAL, INC.


                    UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE NINE MONTHS ENDED OCTOBER 31, 1999

TECMAR TECHNOLOGIES INTERNATIONAL, INC.
Consolidated Balance Sheets
--------------------------------------------------------------------------------


                                                                       OCTOBER 31, 1999   OCTOBER 31, 1998     JANUARY 31, 1999
                                                                      -----------------   ----------------    -----------------
                                                                         UNAUDITED          UNAUDITED             AUDITED*
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                                 $  1,314,656       $  1,101,703         $  1,173,202
Short-term investments                                                               -          3,903,148            2,131,588
Accounts receivable, net of allowance for doubtful accounts
  of  $160,335 (Oct 99), $494,393 (Oct 98), and $141,022 (Jan 99)            3,165,688          1,949,082            2,856,850
Inventories                                                                  6,380,149          3,192,278            2,873,670
Current portion of notes receivable                                                  -            152,505                    -
Prepaid expenses and other current assets                                      399,642          1,539,406              367,537
Current deferred tax asset                                                           -            118,000                    -
                                                                      -----------------   ----------------    -----------------
               Total current assets                                         11,260,135         11,956,122            9,402,847

EQUIPMENT AND IMPROVEMENTS, net                                              3,121,791          1,934,650            1,791,051
GOODWILL, net of accumulated amortization                                    3,319,173          3,941,450            3,508,424
OTHER ASSETS                                                                   401,904            898,982              102,748
                                                                      -----------------   ----------------    -----------------

                                                                          $ 18,103,003       $ 18,731,204         $ 14,805,070
                                                                      =================   ================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                          $  5,733,019       $  2,069,544         $  1,315,501
Accrued liabilities                                                          1,669,522          2,001,800            1,773,605
Lines of credit                                                              1,273,162            994,557            1,686,938
Current portion of long-term debt                                            1,772,472          1,307,847              182,508
                                                                      -----------------   ----------------    -----------------
               Total current liabilities                                    10,448,175          6,373,748            4,958,552

LONG-TERM DEBT, net of current portion                                         574,108            827,990               58,584
                                                                      -----------------   ----------------    -----------------
              Total liabilities                                             11,022,283          7,201,738            5,017,136

STOCKHOLDERS' EQUITY:

Common stock, $ .10 par value; 75,000,000 shares authorized;
  32,762,499 (Oct 99); 18,699,999 (Jan 99 and Oct 98);
  shares issued and outstanding                                              3,276,250          1,870,000            1,870,000
Additional paid-in capital                                                  39,584,830         37,158,755           37,158,755
Accumulated deficit                                                        (35,771,130)       (27,490,964)         (29,252,225)
Unrealized gain (loss) on investments                                           (9,230)            (8,325)              11,404
                                                                      -----------------   ----------------    -----------------

              Total stockholders' equity                                     7,080,720         11,529,466            9,787,934
                                                                      -----------------   ----------------    -----------------


                                                                          $ 18,103,003       $ 18,731,204         $ 14,805,070
                                                                      =================   ================    =================


* REFER TO THE 1999 ANNUAL REPORT. CERTAIN AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM WITH CURRENT PRESENTATION.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.
Consolidated Statements of Operations
--------------------------------------------------------------------------------


                                                      QUARTER ENDED                    NINE MONTHS ENDED             YEAR ENDED
                                          OCTOBER 31, 1999  OCTOBER 31, 1998  OCTOBER 31, 1999  OCTOBER 31, 1998   JANUARY 31, 1999
                                          ----------------  ----------------  ----------------  ----------------  -----------------
                                              UNAUDITED        UNAUDITED       UNAUDITED          UNAUDITED           AUDITED*
NET REVENUES                              $      6,290,626  $      5,904,177  $     16,573,010  $    30,769,080       $ 37,906,488

COST OF REVENUES                                 5,329,625         5,198,350        13,942,168       25,962,165         32,067,608
                                          ----------------  ----------------  ----------------  ---------------  -----------------

GROSS PROFIT                                       961,001           705,827         2,630,842        4,806,915          5,838,880
                                                     15.3%              12.0%             15.9%            15.6%              15.4%
OPERATING EXPENSES:
Selling, general and administrative              1,873,306         2,286,144         6,955,749       10,788,482         12,903,861
Research and development                           309,737           566,159         1,584,161        2,515,196          3,027,418
Interest (income) expense, net                     113,063           (67,087)          189,899         (113,988)          (171,218)
Restructuring costs                                419,028                 -           419,028       12,380,225         12,533,365
Other (income) loss                                      -             1,612               910           50,688            120,403
                                          ----------------  ----------------  ----------------  ---------------  -----------------
   Total operating expenses                      2,715,134         2,786,828         9,149,747       25,620,603         28,413,829
                                          ----------------  ----------------  ----------------  ---------------  -----------------


LOSS BEFORE INCOME TAX BENEFIT                  (1,754,133)       (2,081,001)       (6,518,905)     (20,813,688)       (22,574,949)

INCOME TAX BENEFIT                                       -                 -                 -                -                  -
                                          ----------------  ----------------  ----------------  ---------------  -----------------

NET LOSS                                  $     (1,754,133) $     (2,081,001) $     (6,518,905) $   (20,813,688) $     (22,574,949)
                                          ================  ================  ================  ===============  =================

BASIC  AND DILUTED LOSS PER SHARE         $          (0.05) $          (0.11) $          (0.26) $         (1.16) $           (1.24)
                                          ================= ================  ================  ===============  =================

WEIGHTED AVERAGE SHARES USED TO CALCULATE
  BASIC AND DILUTED LOSS PER SHARE              32,762,499       18,699,999         25,472,747       17,991,908         18,148,700
                                          ================= ================  =================  ===============  ================


* REFER TO THE 1999 ANNUAL REPORT. CERTAIN AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM WITH CURRENT PRESENTATION.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.
Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------


                                                      QUARTER ENDED                    NINE MONTHS ENDED             YEAR ENDED
                                          OCTOBER 31, 1999  OCTOBER 31, 1998  OCTOBER 31, 1999   OCTOBER 31, 1998   JANUARY 31, 1999
                                          ----------------  ----------------  ----------------  ------------------  ----------------
                                              UNAUDITED        UNAUDITED       UNAUDITED          UNAUDITED           AUDITED*
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                  $     (1,754,133) $     (2,081,001) $     (6,518,905) $   (20,813,688) $      (22,574,949)
Adjustments to reconcile net loss to
     net cash used in operating
     activities:
     Depreciation and amortization                 365,032           334,150           975,741        1,344,134           1,626,847
     Restructuring                                       -                 -                 -       12,005,591          12,005,591
     Bad debt expense                                    -                 -                 -          250,233             250,233
     Loss on sale of assets                              -                 -                34           25,425              25,425
     (Gain) loss on investments                     (2,033)           46,672           (20,634)         (15,424)            (31,378)
     Changes in operating assets and
       liabilities, net of acquisitions:
          Accounts receivable, net                (846,413)        3,386,865          (308,838)       4,928,933           3,770,931
          Inventories                            1,242,918           168,540        (2,260,439)         827,225           1,039,331
          Prepaid expenses and other
            assets                                 305,320           912,788          (125,231)        (476,089)            611,598
          Accounts payable and other
            accrued liabilities                   (581,752)       (3,087,586)        4,230,423       (3,613,485)         (3,068,951)
          Deferred rent                                  -           (87,021)                -         (101,794)           (101,794)
                                          ----------------  ----------------  ----------------  ---------------  -------------------

                Net cash used in operating
                  activities                    (1,271,061)         (406,593)       (4,027,849)      (5,638,939)         (6,447,116)
                                          ----------------  ----------------  ----------------  ---------------  -------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and improvements            (84,465)          (52,688)         (204,190)        (223,235)           (223,235)
Proceeds from sale of assets                             -           136,501                 -          136,501             136,501
Proceeds from sale of subsidaries                        -           394,426                 -          394,426             394,426
Acquisition of Ditto product line                        -                 -        (1,000,000)               -                   -
Collections on notes receivable                          -                 -           205,683                -                   -
Purchase of investments                                  -                 -                 -      (10,964,704)        (10,964,704)
Proceeds from sales of investments                 338,616         2,212,942         1,831,588        7,844,846           9,643,476
                                          ----------------  ----------------  ----------------  ---------------  -------------------
               Net Cash provided by (used in)
                 investing activities              254,151         2,691,181           833,081       (2,812,166)         (1,013,536)
                                          ----------------  ----------------  ----------------  ---------------  -------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock                   -                 -         4,500,000       21,599,152          21,599,152
Payments for common stock offering costs                 -                 -          (667,675)      (1,473,056)         (1,473,056)
Net increase (decrease) in lines of credit         115,287        (1,201,540)          131,686       (3,111,862)         (2,419,481)
Proceeds from issuance of debt                           -                 -           640,000                -                   -
Payments on debt                                  (291,326)         (446,039)       (1,267,789)      (8,037,585)         (9,648,920)
                                          ----------------  ----------------  ----------------  ---------------  -------------------
     Net cash provided by (used in)
       financing activities                       (176,039)       (1,647,579)        3,336,222        8,976,649           8,057,695
                                          ----------------  ----------------  ----------------  ---------------  -------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                  -          (157,582)                -                -                   -
                                          ----------------  ----------------  ----------------  ---------------  -------------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                   (1,192,949)          479,427           141,454          525,544             597,043

CASH AND CASH EQUIVALENTS, beginning of
  period                                         2,507,605           622,276         1,173,202          576,159             576,159

                                          ----------------  ----------------  ----------------  ---------------  -------------------
CASH AND CASH EQUIVALENTS, end of period  $      1,314,656  $      1,101,703  $      1,314,656  $     1,101,703  $        1,173,202
                                          ================  ================  ================  ===============  ===================


* REFER TO THE 1999 ANNUAL REPORT. CERTAIN AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM WITH CURRENT PRESENTATION.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED OCTOBER 31, 1999

--------------------------------------------------------------------------------


1.            BASIS OF PRESENTATION

              Tecmar Technologies International, Inc. (Tecmar International-formerly TTI Holdings) and its wholly-owned subsidiaries-- Tecmar Technologies, Inc. (Tecmar), Ditto, Inc. and Xtran, Inc. (Xtran-formerly Transitional Technology, Inc.) engage primarily in the development, manufacture and distribution of high-quality computer tape storage products. During fiscal 1999, Tecmar International sold its interest in two former wholly-owned subsidiaries- TTI U.K on August 19, 1998 and Semico Computers Vertriebs GmbH on November 4, 1998. Additionally, certain assets and the operating business of Xtran was sold on September 29, 1998. The operating results for the nine months ended October 31, 1998 and the year ended January 31, 1999 include the operating results of TTI U.K., Semico and X-tran. On March 19, 1999, Ditto, Inc. acquired the Ditto product line from Iomega Corporation (Iomega) and Tecmar began sales of Ditto product in June 1999. In the following notes, Tecmar International and subsidiaries will be referred to as the Company.

              The accompanying unaudited financial statements have been prepared in accordance with the United States generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. These financial statements should be read in conjunction with the January 31, 1999 audited annual consolidated financial statements of Tecmar Technologies International, Inc. contained in its 1999 Annual Report.

              The financial information included herein assumes that the Company continues as a going-concern (see note 2. "Liquidity") and reflects all adjustments (consisting of normal recurring adjustments) which are in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The results of operations for the three and nine months ended October 31, 1999 are not necessarily indicative of the results expected for the entire fiscal year which ends January 31, 2000.


2.            LIQUIDITY

              At October 31, 1999, the Company had cash and cash equivalents of US$1,314,656 and working capital of US$811,852. The Company has a significant amount of its working capital invested in inventories (US$ 6,380,149). Due to the working capital investment in inventory, the Company has been forced to slow payment to its vendors. As a result, approximately 80% of its accounts payable of US$5,733,019 are past due the vendor's credit terms. As further explained in note 5, the Company's bank line of credit expires February 29, 2000 and the bank has advised the Company that it will not likely renew or extend the line in light of the Company's low level of tangible net worth.

              Additionally, the Company continues to experience significant losses. Although the Company has implemented a restructuring plan (see note 7. "August 1999 Restructuring") in order to reduce the losses being incurred, there can be no assurance that such a goal will be achieved in the future.

              Accordingly, the Company needs additional capital in order to continue as a going-concern. As such, in October 1999, the Company's Board of Directors implemented a plan that seeks to raise additional capital or explore other strategic alternatives, including a sale of all or part of the Company. To date, the Company has been unable to raise additional capital. However, the Company continues to explore additional alternatives of raising additional capital of a minimum of USD 5 million and other strategic alternatives, including the sale of all or parts of the Company.

              There can be no assurance that the capital will be raised or that the Company will be successful in completing any other transaction. If the minimum level of capital is not raised by January 2000, or another transaction is not completed in that time frame, there is likely to be an adverse effect on the Company's business, net asset values and results of operations. Even if another transaction is completed, there can be no assurance that it will not have a material adverse effect on the Company's business, net asset values and results of operations.

              The interim financial statements included herein have been prepared assuming the Company continues as a going concern. No adjustments have been made to the carrying values of assets and liabilities that may occur should the Company not be able to continue as a going concern.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED OCTOBER 31, 1999

--------------------------------------------------------------------------------

3.            STOCKHOLDERS' EQUITY

              During February 1998, the Company issued 8,385,577 shares of common stock in a public offering. Net proceeds were US$14,674,914, net of offering expenses of US$2,096,240. In addition, the par value for common stock was increased from $.00001 to $ .10 per share. During April 1998, the Company issued 1,700,000 shares of common stock in a private offering. Net proceeds were US$4,537,076, net of offering expenses of US$467,143.

              On February 27, 1999 the Company's Board of Directors authorized the increase of its number of authorized shares of common stock from 30,000,000 to 75,000,000. This increase in authorized shares was approved by the stockholders in April 1999.

              During June 1999, the Company issued 14,062,500 shares of common stock in a public offering. Net proceeds were US$3,832,325, net of offering expenses of US$667,675.


4.            STOCK INCENTIVE PLANS

              During the first quarter of 1998, the Board of Director's approved a change to the 1996 Employee Stock Option Plan (1996 Plan) reducing the number of shares of common stock reserved for issuance under the 1996 Plan upon the exercise of options granted thereunder from 3,000,000 to 755,500 shares and reducing the exercise price of outstanding options from $4 per share to $2 per share.

              In addition, the Board of Director's approved a 1998 Stock Option Plan (1998 Plan) which authorized up to 2,244,500 shares of common stock to employees, directors and consultants at prices not less than the fair market value at the date of grant. The 1998 Plan was subject to the approval of stockholders, which was obtained on June 24, 1998. The options in both the 1996 and 1998 Plans expire 10 years from the dates of grant and become exercisable ratably over a four-year period.

              On November 19, 1998, the Board of Directors froze the 1996 Plan and transferred 566,625 remaining shares reserved for issuance under the 1996 Plan to the 1998 Plan. On January 28, 1999, the Board of Directors offered an Option Exchange program to active employees and directors holding options to purchase 2,127,327 shares of common stock whereby they could elect to exchange their options with an exercise price of $2.00 per share for options having an exercise price of $.50 per share provided they could not exercise such options until after July 31, 1999. Holders of 2,061,495 options to purchase common stock have accepted the Company's offer. The value of options granted to directors was considered nominal.

              On March 23, 1999, the Company's Board of Directors approved the 1999 Stock Option Plan which authorizes the number of shares of common stock available under the Plan at any one time shall equal 25% of the outstanding shares of Common Stock, excluding the sum of outstanding shares of Common Stock issued through the exercise of a previously granted option under any one or more of the Stock Option Plans, and any unvested, vested, and unexcercised stock options issued under the the 1996 Plan or 1998 Plan. The shares of stock are available for issuance of options under the Plan for employees, directors, and consultants at prices not less than the fair market value at the date of grant. The options under the 1999 Stock Option Plan expire 10 years from the date of grant and become exercisable ratably over a four-year period.

              Option activity under the stock option plans is as follows:


                                                                                    Number of               Exercise
                                                                                     shares                  Price
                                                                                 ---------------        ----------------
                     Options outstanding on February 1, 1999                          2,564,955           $0.50 - $2.00
                     Options forfeited during quarter ended April 30, 1999             (183,410)                  $0.50
                     Options granted during quarter ended July 31, 1999               4,228,066                   $0.32
                     Options forfeited during quarter ended July 31, 1999              (323,455)                  $0.50
                     Options forfeited during quarter ended October 31, 1999         (1,720,179)          $0.32 - $2.00
                                                                                 ---------------        ----------------

                     Options outstanding on October 31, 1999                          4,565,977           $0.32 - $2.00
                                                                                 ===============        ================


              At October 31, 1999, 3,624,647 shares were available for future grants under the 1999 Stock Option Plan.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED OCTOBER 31, 1999

--------------------------------------------------------------------------------

5.            LINE OF CREDIT

              Tecmar has a line of credit with Wells Fargo Business Credit. The line is collateralized by a first priority interest in all of Tecmar's accounts receivable, inventory, intangible assets and unencumbered machinery and equipment. At October 31, 1999 and 1998, US$1,273,162 and US$994,557 were outstanding under this line of credit, respectively. At October 31, 1999, approximately US$600,000 was available under the line of credit's borrowing base formula which allows loans of up to 70% of eligible accounts receivable, as defined. The line contains various financial covenants of which Tecmar is not in compliance with. On December 1, 1999, Tecmar and Wells Fargo extended the due date of the line of credit to February 29, 2000 and reduced the maximum commitment under the line of credit to US$2,250,000 from US$3,000,000.

              Wells Fargo officials informed the Company that it is likely that they will not further extend the expiration date of the agreement in light of the Company's level of minimum tangible net worth of slightly greater than USD 3,000,000. Accordingly, the Company will seek a replacement line of credit with another financial institution and is presently attempting to raise additional capital. There can be no assurance that additional capital or a replacement line of credit will be obtained. Should the Company not be able to raise additional capital and obtain a replacement line of credit, the Company's business, financial condition and results of operations will be adversely effected.


6.            LONG-TERM DEBT

              Long-term debt consists of the following:


                                                                           OCTOBER 31, 1999   OCTOBER 31, 1998  JANUARY 31, 1999
                                                                           ----------------   ----------------  ----------------
                                                                               UNAUDITED          UNAUDITED          AUDITED
    Ditto acquisition note payable collateralized by assets acquired.
       Eight quarterly installments with interest at the prime rate
       beginning June 1999.                                                    $ 1,500,000                  -                  -

    12% convertible subordinated debenture, due July 31, 2000.
       Convertible at option of holder to 2,000,000 shares of common stock         640,000                  -                  -

    Noninterest-bearing acquisition payable to Tecmar's former parent                    -    $     1,905,667                  -

    7% notes payable to former stockholders, payable in quarterly principal installments of $43,842, plus interest, due
       September 15, 1999*                                                          43,842            199,826   $        131,526

    Other- primarily capital leases                                                162,738             30,344            109,566
                                                                           ----------------   ----------------  ----------------

                                                                                 2,346,580          2,135,837            241,092
    Less current portion                                                        (1,772,472)        (1,307,847)          (182,508)
                                                                           ----------------   ----------------  ----------------

    Long-term debt                                                         $       574,108    $       827,990   $         58,584
                                                                           ================   ================  ================


              Aggregate minimum principal payment and maturities for the 12 months ended October 31 are as follows:


                  12 month period ending:
                     2000                                      $ 1,772,472
                     2001                                          520,564
                     Thereafter                                     53,544
                                                          -----------------
                                                               $ 2,346,580
                                                          =================


              * One former stockholder was paid in full in the amount of $21,921 in November 1999. Payment of the remaining note payable in the amount of $21,921 is pending the settlement of an account receivable in a similar amount from the former stockholder.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED OCTOBER 31, 1999

--------------------------------------------------------------------------------


7.            AUGUST 1999 RESTRUCTURING

              During the first six months of fiscal 2000, the Company experienced significant operating losses. On August 10, 1999, the Company announced that Ernest Wassmann had resigned his positions as the Company's President, Chief Executive Officer and Director and that Joseph Daiutolo, formerly Chief Operating Officer was appointed to the President's post. The Company also implemented a restructuring plan (the August 1999 Restructuring") that included significant cost cuts, including workforce reductions. The cost reductions are intended to align the Company's cost structure with the realities of the current business and to help the Company achieve its goal of break-even on an EBITDA (earnings before interest, taxes, depreciation and amortization) basis in the fourth quarter of fiscal 2000. The Company has made substantial progress in approaching break-even EBITDA but now believes that this goal is not possible of achievment until Fiscal 2001. Third quarter fiscal 2000 operating results include restructuring costs for workforce reductions and closing facilities of approximately US$570 thousand offset by the reversal of US$150 thousand in excess restructuring accruals related to the Company's July 1998 Reseller Business restructuring. Accordingly, the net restructuring charge included in the third quarter of fiscal 2000 is approximately US$420 thousand.


8.            COMMITMENTS AND CONTINGENCIES

              Under the Company's asset purchase agreement for the Ditto product line, Iomega continued to sell Ditto tape drives through July 1999. At the end of that period, Iomega agreed to sell its remaining Ditto finished goods tape drive inventory to the Company. Iomega has informed the Company that it has approximately US$1.9 million of Ditto finished goods inventory that it would like to sell to the Company. In October 1999, the Company informed Iomega that it would purchase a small portion of such inventory if Iomega financed the purchase over the next six quarters. Iomega declined the Company's offer.

              A former independent contractor of the Company has advised the Company that he intends to bring a lawsuit against the Company alleging that he had an implied employment contract under which he was entitled to severance benefits upon his termination in August 1999. This former independent contractor is seeking damages of approximately US$88 thousand plus unspecified damages for emotional distress and other remedies. The Company believes the allegation is without merit and intends to vigorously defend the matter and uphold performance under the independent contractor agreement the Company had with such person.

              The Company occupies assembly, warehouse and office facilities in the United States and United Kingdom under operating leases that expire in 2000. At October 31, 1999, the future minimum rentals under these leases were approximately US$100 thousand.